Exhibit 99.1

FRONTIER GROUP HOLDINGS, INC. ANNOUNCES NEW BOARD MEMBER

DENVER – July 20, 2021 — Frontier Group Holdings, Inc., parent company of Frontier Airlines, Inc. (NASDAQ: ULCC), today announced the appointment of Ofelia Kumpf to the company’s Board of Directors.

“We are delighted to have Ms. Kumpf join the Frontier Board of Directors,” said William A. Franke, chairman of Frontier Group Holdings, Inc. “Her experience and demonstrated professional leadership, strategic planning and customer-centric growth strategies, make her an excellent addition to our Board. Ms. Kumpf also brings significant non-profit board expertise to her new role.”

Ms. Kumpf is currently Field Vice President, Long Beach Field Office for McDonald’s USA, LLC. Prior to that she served as Vice President and General Manager, Southern California Region for McDonald’s and has held a variety of other leadership positions with that company since joining in 1992. Ms. Kumpf currently serves on the boards of trustees of Southern California Public Radio and Ronald McDonald House Charities of Southern California. She previously served on the board of directors of the Latino Donor Collaborative. Ms. Kumpf holds a B.S. from the University of Phoenix and an M.B.A. from the University of Southern California, Marshall School of Business.

About Frontier Airlines

Frontier Airlines (NASDAQ: ULCC) is committed to “Low Fares Done Right.” Headquartered in Denver, Colorado, the company operates more than 100 A320 family aircraft and has the largest A320neo fleet in the U.S. The use of these aircraft, Frontier’s seating configuration, weight-saving tactics and baggage process have all contributed to the airline’s average of 43 percent fuel savings compared to other U.S. airlines (fuel savings is based on Frontier Airlines’ 2019 fuel consumption per seat-mile compared to the weighted average of major U.S. airlines), which makes Frontier the most fuel-efficient U.S. airline. With approximately 150 new Airbus planes on order, Frontier will continue to grow to deliver on the mission of providing affordable travel across America.

Contacts:

Jennifer F. de la Cruz

Corporate Communications Email: JenniferF.Delacruz@flyfrontier.com

Phone: 720.374.4207

Susan M. Donofrio

Investor Relations Email: investorrelations@flyfrontier.com

Phone: 917.518.1378